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                                                                 Exhibit 99(a)

POPULAR, Inc. (Logo)

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Or visit our web site at http://www.popularinc.com
Telephone (787) 754-1685

January 11, 2000                                                    News Release

    POPULAR, INC. EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 1999

     Popular, Inc. (the Corporation) reported net income of $257.6 million for the year ended December 31, 1999, an increase of $25.2 million or 10.9% over the net income of $232.4 million obtained in 1998. Earnings per common share
(EPS) for the year were $1.84, based on 135,585,654 average shares outstanding, compared with $1.65 for 1998, based on 135,532,086 average shares outstanding. The net income for 1999 represented a return on assets (ROA) of 1.08% and a return on common equity (ROE) of 15.45%. In 1998, the Corporation reported ROA and ROE of 1.14% and 15.41%, respectively.

     Net earnings for the last quarter of 1999 reached $65.7 million or $0.47 per common share, based on 135,764,452 average shares outstanding, compared with $62.5 million or $0.44 per common share for the same quarter of 1998, based on 135,637,327 average shares outstanding. Net earnings for the third quarter of 1999, totaled $64.2 million or $0.46 per common share, based on 135,379,215 average shares outstanding. The results for the fourth quarter of 1999 represented a ROA of 1.05% and a ROE of 15.06%, compared with 1.13% and 15.84%, respectively, for the same period in 1998. For the third quarter of 1999 these ratios were 1.06% and 15.23%.

     The Corporation's results of operations for the quarter ended December 31, 1999, reflected an increase of $9.0 million in net interest income and an increase of $25.7 million in other revenues when compared with the quarter ended on December 31, 1998. These positive variances were partially offset by increases of $21.4 million in operating expenses, $6.4 million in income taxes and $4.0 million in the provision for loan losses.
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2-POPULAR, INC. 1999 FOURTH QUARTER AND YEAR-END RESULTS


     When compared with 1998, the earnings performance for the year just ended, reflects a growth of $80.7 million in net interest income, along with an improvement of $81.7 million in non-interest revenues, tempered by increases of $117.1 million in operating expenses, $11.7 million in the provision for loan losses and $10.4 million in income taxes.

     The rise in net interest income resulted mainly from the growth of $3.0 billion in the average volume of earning assets driven primarily by a $2.0 billion increase in the average loan portfolio, particularly commercial and mortgage loans, together with an increase of $1.0 billion in investment and money market securities. The yield on earning assets for 1999 was 8.32%, compared with 8.57% in 1998. The average cost of interest-bearing liabilities decreased 5 basis points. The net interest yield for the year ended December 31, 1999, was 4.29%, compared with 4.53% for 1998. The net interest yield for the last quarter of 1999 was 4.17%, compared with 4.23% for the quarter ended September 30, 1999.

     The provision for loan losses rose to $148.9 million for the year ended December 31, 1999, compared with $137.2 million a year earlier. The increase in the provision, which is in line with the rises in the loan portfolio, non-performing loans and net charge-offs, was considered necessary to maintain the adequacy of the allowance for loan losses to absorb inherent losses in the portfolio. Net charge-offs for the year ended December 31, 1999, were $124.8 million or 0.90% of average loans, compared with $112.9 million or 0.95% of average loans for 1998.

     Total non-interest income, including securities and trading gains, amounted to $372.9 million for 1999, compared with $291.2 million a year earlier, resulting in an increase of 28.0%. This increase was fueled by a rise of $53.2 million in other service fees, $27.6 million in other operating income and $14.4 million in service charges on deposit accounts. The rise in other service fees is primarily attributable to higher credit card fees and debit card fees principally as a result of the growth of the credit card business, both in Puerto Rico and the U.S., and the growing volume of point-of-sale (POS) terminals and transactions. An increase in the fees earned by the Corporation's check cashing subsidiary in the U.S. mainland and fees earned by GM Group, acquired in July 1999, also contributed to this rise. In addition, fees related to the sale and administration of investment products reflected growth, driven by the performance of the retail brokerage division of Popular Securities, which included the issuance of the Puerto Rico Investors Tax-Free Fund VI and the
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3-POPULAR, INC. 1999 FOURTH QUARTER AND YEAR-END RESULTS

Puerto Rico Flexible Allocation Fund. Furthermore, other operating income rose as a result of fees generated by the Corporation's joint venture in Puerto Rico's telephone company, increases in gains on sale of SBA and mortgage loans, and fees earned by GM Group. Service charges on deposit accounts reflected a higher volume of deposits in Puerto Rico, the increase in the volume of transactions with commercial accounts and the impact of the acquisitions of banking businesses in California, Illinois and the Dominican Republic during the latter part of 1998.

     Gains on sale of investment securities available-for-sale in 1999 amounted to $0.6 million, compared with $8.9 million for 1998. Most of the gains in 1998 were realized on the sale of equity securities by the Corporation's holding company. The Corporation had trading losses of $1.6 million in 1999 compared with trading profits of $3.7 million the year before.

     Operating expenses for 1999 reached $837.5 million, compared with $720.4 million in 1998. This increase was largely reflected in the personnel costs category, which grew $49.3 million, principally resulting from increased employment levels due to acquired operations and growth, and annual merit increases. The Corporation's expansion included the aforementioned banking businesses and the acquisitions of GM Group and Levitt Mortgage during the third quarter of 1999. Other operating expenses rose $67.8 million, reaching $450.8 million for 1999, compared with $383.0 million in 1998. The rise in other operating expenses was primarily in equipment, net occupancy expenses and professional fees. The increase in equipment and net occupancy expenses principally reflected the costs related to new technology and system enhancements and the Corporation's growth and expansion. The rise in professional fees reflected consulting and technical support fees for business expansion and expenses corresponding to the operations acquired during the latter part of 1998 and during 1999. Most other expense categories showed increases, reflecting also the impact of the operations acquired, including higher business promotion expenses mainly due to a new institutional campaign launched in Puerto Rico for Banco Popular and to marketing efforts to expand the mortgage banking business in Puerto Rico and the retail banking business in the Dominican Republic.

     The Corporation's total assets at December 31, 1999, amounted to $25.4 billion, compared with $23.2 billion at December 31, 1998, and $24.3 billion at September 30, 1999. Most of the
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4-POPULAR, INC. 1999 FOURTH QUARTER AND YEAR-END RESULTS


growth relates to the Corporation's continued business expansion in Puerto Rico and the continental U.S.

     Total loans amounted to $14.9 billion at December 31, 1999, compared with $13.1 billion a year earlier. Commercial loans reflected the largest growth, followed by mortgage loans.

     The allowance for loan losses amounted to $292 million as of December 31, 1999, or 1.96% of loans, and 89.5% of non-performing assets, compared with $267 million or 2.04% and 90.3%, respectively, at the same date in 1998. At September 30, 1999, the allowance for loan losses amounted to $288 million or 2.05% of loans and 86.6% of non-performing assets.

     Non-performing assets were $326 million or 2.19% of loans at December 31, 1999, compared with $296 million or 2.26%, at the same date in 1998 and $333 million or 2.36% at September 30, 1999. The increase of $30 million from December 31, 1998, was mostly reflected in non-performing commercial and consumer loans resulting from a large increase in non-performing commercial loans at Banco Fiduciario in the Dominican Republic, the growth in these portfolios and the high level of bankruptcy filings. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. The industry practice for most U.S. banks is to place commercial loans in non-accrual status when payments of principal or interests are delinquent 90 days. Lease financing, conventional mortgage and close-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

     Total deposits were $14.2 billion at December 31, 1999, compared with $13.7 billion at December 31, 1998. Most of our growth was realized in time and demand deposits, which increased $434 million and $108 million, respectively.

     Borrowed funds increased to $9.1 billion at December 31, 1999, compared with $7.3 billion at the same date a year earlier. At September 30, 1999, borrowed funds totaled $8.4 billion. Borrowed funds were used primarily to finance growth and arbitrage activities.

     At December 31, 1999, stockholders' equity was $1.66 billion, compared with $1.71 billion at December 31, 1998. Stockholders' equity was $1.68 billion at September 30, 1999. The unrealized losses on securities available-for-sale, net of deferred taxes, amounted to $139 million at December 31, 1999, compared with net unrealized gains of $76 million a year ago.

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5-POPULAR, INC. 1999 FOURTH QUARTER AND YEAR-END RESULTS



     The market value of the Corporation's common stock at December 31, 1999 was $27.94 per share, compared with $34.00 at December 31, 1998. The Corporation's market capitalization at December 31, 1999 was $3.8 billion, compared with $4.6 billion at December 31, 1998. At December 31, 1999, the Corporation's common stock had a book value per share of $11.51.

     The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National System under the symbols BPOP and BPOPP, respectively.

     The Corporation is pleased to report that, as expected, the transition to the Year 2000 occurred without experiencing any significant problems in its computer systems and other date-sensitive operating equipment, and business is proceeding as usual throughout all its subsidiaries. The ATM network and POS terminals, as well as all branches, continued operating normally after the commencement of the Year 2000. The Corporation will continue to monitor other critical dates in the future to fulfill this corporate-wide effort that actively began in 1997.

                                     * * *
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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)

                                                             Quarter ended             Fourth
                                                              December 31              Quarter
                                                        --------------------------    1999-1998      Third
                                                                                       Percent      Quarter
                                                            1999           1998        Variance       1999
                                                        ------------   ------------   ---------   ------------
SUMMARY OF OPERATIONS

Interest income......................................   $    485,542   $    441,649      9.94%    $    468,532
Interest expense.....................................        245,685        210,774     16.56          229,740
                                                        ------------   ------------     -----     ------------
Net interest income..................................        239,857        230,875      3.89          238,792
Provision for loan losses............................         39,466         35,457     11.31           37,080
                                                        ------------   ------------     -----     ------------
Net interest income after provision for loan losses..        200,391        195,418      2.54          201,712

Other operating income...............................        102,067         74,556     36.90           97,682
Gain (loss) on sale of securities....................          (137)           465                         39
Trading account profit (loss)........................            (21)         1,167                       (698)
                                                        ------------   ------------     -----     ------------
Total other income...................................        101,909         76,188     33.76           97,023

Salaries and benefits................................         90,638         82,530      9.82           93,905
Profit sharing.......................................          5,993          4,502     33.12            5,485
Amortization of intangibles..........................          8,469          7,337     15.43            8,113
Other operating expenses.............................        110,570         99,942     10.63          107,201
                                                        ------------   ------------     -----     ------------
Total operating expenses.............................        215,670        194,311     10.99          214,704
                                                        ------------   ------------     -----     ------------
Income before income tax and minority interest.......         86,630         77,295     12.08           84,031
Income tax...........................................         21,497         15,111     42.26           20,887
Net losses of minority interest......................            574            328     75.00            1,066
                                                        ------------   ------------     -----     ------------
Net income...........................................   $     65,707   $     62,512      5.11     $     64,210
                                                        ============   ============     =====     ============
Net income applicable to common stock................   $     63,620   $     60,423      5.29     $     62,123
                                                        ============   ============     =====     ============
Earnings per common share:
  Net income.........................................   $       0.47   $       0.44      6.82     $       0.46
                                                        ------------   ------------     -----     ------------
Average common shares outstanding....................    135,764,452    135,637,327                135,379,215
Common shares outstanding at end of period...........    135,665,098    135,637,327                135,700,258

SELECTED AVERAGE BALANCES
Total assets.........................................   $ 24,759,614   $ 21,939,146     12.86     $ 24,115,321
Loans................................................     14,581,917     12,699,077     14.83       14,141,607
Earning assets.......................................     23,079,899     20,761,782     11.17       22,556,498
Deposits.............................................     13,989,808     13,034,759      7.33       13,801,854
Interest-bearing liabilities.........................     19,372,120     17,120,044     13.15       18,859,218
Stockholders' equity.................................      1,775,856      1,613,063     10.09        1,717,865

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets.........................................   $ 25,447,645   $ 23,160,357      9.88     $ 24,275,583
Loans................................................     14,907,754     13,078,795     13.98       14,097,081
Earning assets.......................................     23,742,620     21,591,950      9.96       22,522,258
Deposits.............................................     14,173,715     13,672,214      3.67       13,770,048
Interest-bearing liabilities.........................     20,011,234     17,793,647     12.46       19,162,322
Stockholders' equity.................................      1,660,986      1,709,113     (2.82)       1,677,322

PERFORMANCE RATIOS
Net interest yield* .................................           4.17%          4.44%                      4.23%
Return on assets.....................................           1.05           1.13                       1.06
Return on common equity..............................          15.06          15.84                      15.23

CREDIT QUALITY DATA
Nonperforming assets.................................   $    326,113   $    295,876     10.22     $    333,169
Net loans charged-off................................         36,101         30,554     18.15           31,613
Allowance for loan losses............................        292,010        267,249      9.27          288,382
Non performing assets to total assets................           1.28%          1.28%                      1.37%
Allowance for losses to loans........................           1.96           2.04                       2.05


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POPULAR, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)


                                                                    For the period ended
                                                                          December 31
                                                       -------------------------------------------------
                                                                                                PERCENT
                                                            1999               1998            VARIANCE
                                                       -------------------------------------------------
SUMMARY OF OPERATIONS
Interest income ...................................    $  1,851,670        $  1,651,703          12.11%
Interest expense...................................         897,932             778,691          15.31
                                                       ------------        ------------         ------

Net interest income................................         953,738             873,012           9.25
Provision for loan losses..........................         148,948             137,213           8.55
                                                       ------------        ------------         ------

Net interest income after provision
  for loan losses..................................         804,790             735,799           9.38

Other operating income.............................         373,860             278,660          34.16
Gain on sale of securities.........................             638               8,933
Trading account profit (loss) .....................          (1,582)              3,653
                                                       ------------        ------------         ------

Total other income.................................         372,916             291,246          28.04

Salaries and benefits..............................         362,815             315,333          15.06
Profit sharing  ...................................          23,881              22,067           8.22
Amortization of intangibles........................          31,788              27,860          14.10
Other operating expenses...........................         418,998             355,094          18.00
                                                       ------------        ------------         ------

Total operating expenses ..........................         837,482             720,354          16.26
                                                       ------------        ------------         ------

Income before income tax and minority interest.....         340,224             306,691          10.93
Income tax.........................................          85,120              74,671          13.99
Net losses of minority interest....................           2,454                 328
                                                       ------------        ------------         ------

Net income.........................................    $    257,558        $    232,348          10.85
                                                       ============        ============         ======

Net income applicable to common stock..............    $    249,208        $    223,998          11.25
                                                       ============        ============         ======

Earning per common share:
 Net income........................................    $       1.84        $       1.65          11.52
                                                       ------------        ------------         ------

Average common shares outstanding..................     135,585,654         135,532,086
Common shares outstanding at end of period ........     135,665,098         135,637,327

SELECTED AVERAGE BALANCES
Total assets.......................................    $ 23,812,997        $ 20,432,382          16.55
Loans..............................................      13,910,905          11,930,621          16.60
Earning assets.....................................      22,257,510          19,261,949          15.55
Deposits...........................................      13,797,668          12,270,101          12.45
Interest-bearing liabilities.......................      18,563,114          15,927,246          16.55
Stockholders' equity...............................       1,712,792           1,553,258          10.27

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets.......................................    $ 25,447,645        $ 23,160,357           9.88
Loans..............................................      14,907,754          13,078,795          13.98
Earning assets.....................................      23,742,620          21,591,950           9.96
Deposits...........................................      14,173,715          13,672,214           3.67
Interest-bearing liabilities.......................      20,011,234          17,793,647          12.46
Stockholders' equity...............................       1,660,986           1,709,113          (2.82)

PERFORMANCE RATIOS
Net interest yield*................................            4.29%               4.53%
Return on assets...................................            1.08                1.14
Return on common equity............................           15.45               15.41

CREDIT QUALITY DATA
Nonperforming assets ..............................    $    326,113        $    295,876          10.22
Net loans charged-off..............................         124,775             112,911          10.51
Allowance for loan losses..........................         292,010             267,249           9.27
Non performing assets to total assets..............            1.28%               1.28%
Allowance for losses to loans......................            1.96                2.04

*Not on a taxable equivalent basis


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